Exhibit 10.2

CLAYTON UTZ

Share sale deed

iGate Inc

Seller

Peoplebank Australia Pty Ltd

ACN 003 995 748

Buyer

Table of Contents

1.	Dictionary and rules of interpretation		1

	1.1	Definitions	1
	1.2	Interpretation	7
	1.3	Best & reasonable endeavours	8

2.	Sale and Purchase		9

2A.	Condition Precedent		9

	2A.1	Condition Precedent	9
	2A.2	Best Endeavors	9
	2A.3	Notice	9
	2A.4	Waiver	9
	2A.5	Sunset	9
	2A.6	Termination consequences	10

3.	Purchase Price and Payments		10

	3.1	Amount	10
	3.2	Payments	10
	3.3	Interest on overdue amounts	10
	3.4	Method of payment	11
	3.5	Purchase Price adjustment	11

4.	Period before Closing		11

	4.1	Buyer’s Access	11
	4.2	Conduct of business	12

5.	Closing		14

	5.1	Time for Closing	14
	5.2	Seller’s obligations	14
	5.3	Subscription Shares and Debt Repayment and Trade Debts Receivables	15
	5.4	Board Meetings	16
	5.5	Buyer’s obligations	16
	5.6	Notice to complete	17
	5.7	Interdependence	17

6.	Closing Accounts		18

	6.1	Financial statements	18
	6.2	Access to records and employees	18
	6.3	Involvement of the Buyer and the Buyer’s Accountants	18
	6.4	Costs	19
	6.5	Finalisation of Closing Accounts	19

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7.	Period after Closing		20

	7.1	Exercise of rights of registered shareholder	20
	7.2	Indemnity by Buyer	20
	7.3	Access to information	20
	7.4	Title and Risk	21
	7.5	Cytel Claim	21

8.	Employee and contractor arrangements		23

	8.1	Two Employees	23
	8.2	Seven Employees	23
	8.3	New Employees	23
	8.4	Termination Costs and indemnity	24
	8.5	Bonus payments	24
	8.6	Managing Director	25

9.	Restraint of Trade		25

	9.1	Restraint of trade	25
	9.2	Severance	26
	9.3	Exceptions	26
	9.4	Independent legal advice	28
	9.5	Damages not an adequate remedy	28

10.	Warranties and Claims		28

	10.1	Seller Warranties	28
	10.2	Buyer’s Warranties	28
	10.3	Indemnities	28
	10.4	Disclosures	28
	10.5	Limitations on Claims by the Buyer	29
	10.6	Maximum liability for claims	31
	10.7	No warranties as to forecasts or pro formas	32
	10.8	Mitigation and Reduction of Claims	32
	10.9	Indemnification Procedure	32
	10.10	Third party claims
	10.11	Reimbursement	33
	10.12	Payment of Claims to vary Purchase Price	34
	10.13	Survival of Warranties and Indemnities	34
	10.14	No Claims against ex-directors	34
	10.15	Cytel Claim	34

11.	Taxes and Tax Claims		34

	11.1	Restrictions on claims under the Tax Warranties	34
	11.2	Timing of payments	35
	11.3	Notice of Potential Tax Claims	35
	11.4	Notice of Actual Tax Claim	36
	11.5	Adverse Tax decision	38
	11.6	Refunds	39
	11.7	Interest received from a Tax Authority	39
	11.8	Expert determination	40
	11.9	Tax Returns	40

12.	Not Used		40

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13.	Shared Contracts		40

14.	Use of iGate Name		41

	14.1	Rights to use terminated	41
	14.2	Change of name	41
	14.3	Buyer’s undertaking	41
	14.4	Buyer’s acknowledgments	42
	14.5	Referrals	42

15.	Confidentiality and announcements		42

	15.1	Disclosures and announcements	42
	15.2	Return of Information	43

16.	GST		43

17.	General		44

	17.1	Governing Law	44
	17.2	Jurisdiction	44
	17.3	Further Acts	44
	17.4	Notices	44
	17.5	Expenses	46
	17.6	Duties	46
	17.7	Amendment	46
	17.8	Assignments	46
	17.9	Waiver	46
	17.10	Consents	47
	17.11	Counterparts	47
	17.12	Indemnities	47
	17.13	Entire document	47
	17.14	No representation or reliance	47
	17.15	Survival of certain provisions; no merger	48
	17.16	No third party rights	48
	17.17	Legal advice	48
	17.18	Enforcement	48

Schedule 1 (Shares to be sold)

Schedule 2 (Seller Warranties)

Schedule 3 (Buyer Warranties)

Schedule 4 (Corporate Information) Details of the Sale Company

Schedule 5 (Corporate Information) Details of the Sale Group Companies

Schedule 6 (Corporate Information) Details of other shares or securities held by the Sale Group Companies

Schedule 7 (Closing Accounts)

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Schedule 8 (Premises)

Schedule 9 Not Used

Schedule 10 (Shared Contracts)

Schedule 11

Exhibit A (Last Accounts)

Exhibit B (Disclosure Letter)

Exhibit C (Index of Due Diligence Materials)

Exhibit D (Balance Sheet)

Exhibit E (Share Subscription and Debt Repayment Agreement)

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Share sale deed

Parties	iGate Inc of 1000 Commerce Drive, Suite 500 Pittsburgh PA 15275, United States (“Seller”)

Peoplebank Australia Pty Ltd ACN 003 995 748 of Level 2, 107 Pitt Street, Sydney NSW 2000 (“Buyer”)

Background

A.	The Seller owns the Existing Shares, being all of the issued shares of the Sale Company as at the date of this Deed and will at Closing own the Existing Shares and the Subscription Shares being all of the issued shares of the Sale Company as at Closing.

B.	The Seller, agrees to sell the Sale Shares, and the Buyer agrees to buy the Sale Shares, on the terms and conditions of this document.

The parties agree

1.	Dictionary and rules of interpretation

1.1	Definitions

In this document:

“Actual Net Asset Amount” means the actual consolidated net assets of the Sale Company and entities controlled by the Sale Company as at the day prior to the Closing Date as disclosed in the Closing Accounts.

“ASX” means Australian Stock Exchange Limited.

“Authorisation” includes:

(a)	a consent, registration, filing, agreement, notice of non-objection, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Government Agency; and

(b)	in relation to anything which a Government Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action comprises the obtaining of an Authorisation.

“Balance Sheet” means the balance sheet of the Sale Group Company as of 31 March 2004 forming Exhibit D being a balance sheet which excludes from liabilities all Intercompany Debt as at 31 March 2004 and excludes from assets the Trade Debts Receivables as at 31 March 2004.

“Business” means the business or businesses conducted by the Sale Group Companies as at the Signing Date.

“Business Day” means a day on which banks are generally open for business in Sydney, excluding a Saturday, Sunday or public holiday.

“Business Records” means the books and records of and under the control of the Sale Group Companies including the working papers of the Seller Accountants (subject to consent of the Seller Accountants and any usual and reasonable requirements of the Seller Accountants) in connection with the preparation of the Last Accounts.

“Buyer Accountants” means the Buyer’s accountants, Downes Barrington, Northside, Accountants, Level 5, 157 Walker Street, North Sydney.

“Buyer Warranties” means the warranties given by the Buyer under clause 10.2 and set out in schedule 3.

“Certificate” has the meaning given in clause 10.9.

“Claims or Actions” means any claims, demands or causes of action (whether based in contract, tort or statute, or otherwise arising) in respect of this document or any part of it (including but not limited to the Seller Warranties and indemnities given under this document) or relating to the Sale Shares or their sale or to any aspect of the Sale Group Companies or their affairs.

“Closing” means the completion of the sale and purchase of the Sale Shares in accordance with clause 5.

“Closing Accounts” means the financial statements referred to in, and prepared and finalised in accordance with, clause 6 (taking into account any adjustments under clause 6.5).

“Closing Date” means the date on which Closing occurs.

“Closing Payment” means $14,000,000.

“Disclosure Letter” means the letter from the Seller to the Buyer forming Exhibit B.

“Disclosure Material” means the materials referred to in clause 10.4.

“Due Diligence Materials” means the documents and other materials as listed in the index of documents set out in Exhibit C.

“Duty” means any stamp, transaction or registration duty or similar charge imposed by any Government Agency, including any fines, penalties or other charges imposed in connection with any such duty, but excludes any Tax.

“Employees” means the employees of the Sale Group Companies as at the Signing Date.

“Encumbrance” means any mortgage, charge, pledge, lien, encumbrance, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, contractual right of set-off or any other security agreement or arrangement or encumbrance in favour of any person whether existing or agreed to be granted or created.

“Existing Shares” means the shares in the capital of the Sale Company described in item 2 of schedule 1.

“Final Payment Date” means the date which is 5 Business Days after the date on which the Closing Accounts become final and conclusive in accordance with clause 6, or such other date as the parties may agree.

“Forecast Net Asset Amount” means the actual net assets as disclosed in the Balance Sheet being $16,667,335.

“Government Agency” means a government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity whether foreign, federal, state, territorial or local.

“iGate Name” means any name containing the word “iGate” or any name or sign that so nearly resembles that word that is likely to deceive or cause confusion.

“iGate Solutions Business” means the business operated in Australia by iGate Global Solutions :Ltd.

“Indemnified Party” means:

(a)	in respect of a Seller Warranty or an indemnity given by the Seller under this document, the Buyer; and

(b)	in respect of a Buyer Warranty or an indemnity given by Buyer under this document, the Seller.

“Indemnifying Party” means:

(a)	in respect of a Seller Warranty or an indemnity given by the Seller under this document, the Seller; and

(b)	in respect of a Buyer Warranty or an indemnity given by Buyer under this document, the Buyer.

“Insolvency Event” means the occurrence of any one or more of the following events in relation to any person:

(a)	a meeting has been convened, resolution proposed or petition presented or an application is made to a court for an order that the person be wound up, declared bankrupt or that a provisional liquidator or receiver or receiver and manager be appointed, unless the application is withdrawn, struck out or dismissed within 10 Business Days of it being made;

(b)	a liquidator, receiver, receiver and manager or provisional liquidator is appointed;

(c)	an administrator or a controller is appointed to any of the person’s assets;

(d)	a mortgagee or chargee has exercised its rights of enforcement under any security of which the person is the mortgagor or chargor;

(e)	the person enters into an arrangement or composition with one or more of the person’s creditors, or an assignment for the benefit of one or more of the person’s creditors;

(f)	the person proposes a reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors, or its winding-up or dissolution;

(g)	the person is insolvent as disclosed in the person’s accounts or otherwise, states that the person is insolvent or the person is presumed to be insolvent under an applicable law;

(h)	the person becomes an insolvent under administration or action is taken which could result in that event;

(i)	the person is taken to have failed to comply with a statutory demand as a result of section 459F(1) of the Corporations Act 2001;

(j)	a notice is issued under sections 601 AA or 601 AB of the Corporations Act 2001;

(k)	a writ of execution is levied against the person or the person’s property;

(l)	anything occurs under the law of any jurisdiction which has a substantially similar effect to any of the above paragraphs of this definition.

“Intercompany Debt” means all amounts owed by any of the Sale Group Companies to any Seller Group Member on any account (including advances, capitalised interest and accrued interest on advances).

“Interest Rate” means the 90 day bank bill swap reference rate (Source Bloomberg) published in the Australian Financial Review.

“Labour Agreement” means the agreement between the Sale Company and the Commonwealth Department of Immigration and Multicultural and Indigenous Affairs which enables the Sale Company to sponsor TT professionals from outside Australia.

“Last Accounts” means the audited consolidated statement of financial position as at 31 December 2003 and the audited consolidated statement of financial performance and notes to those statements for the year ended 31 December 2003 of the Sale Company and entities controlled by it at the end of or during that year, forming Exhibit A.

“Last Accounts Balance Date” means 31 December 2003.

“Payee” has the meaning given in clause 3.3.

“Payer” has the meaning given in clause 3.3.

“Pre-Contractual Material” means all material, advice, opinions and information made available in any form whether in writing, by electronic form or orally, directly or indirectly to the Buyer by the Seller or by independent auditors, legal or financial advisers to or employees, officers or agents of the Seller or any Related Body Corporate of the Seller or any other source related to or associated with the Seller or any of their Related Bodies Corporate in relation to the subject matter of this document or any matter incidental to this document, including in particular the Due Diligence Materials.

“Premises” means the premises described in schedule 8.

“Purchase Price” means the purchase price payable by the Buyer for the Sale Shares, being the Closing Payment plus the amount (if any) by which the Actual Net Asset Amount exceeds the Forecast Net Asset Amount or minus the amount (if any) by which the Forecast Net Asset Amount exceeds the Actual Net Asset Amount.

“Related Body Corporate” has the meaning given in the Corporations Act 2001.

“Relevant Period” means the period from and including the day immediately following the Last Accounts Balance Date until and including the day prior to the Closing Date.

“Sale Company” means iGate Australia Pty Ltd ACN 080 574 616 of Level 12, 98 Arthur Street, North Sydney NSW 2060.

“Sale Group Companies” means the Sale Company and each of its Subsidiaries being Mastech Asia Pacific Pty Limited ACN 080 572 514 of Level 12, 98 Arthur Street, North Sydney NSW 2060 and MC Computer Services (ACT) Pty Limited ACN 083 868 008 of Level 12, 96-98 Arthur Street, North Sydney NSW 2060.

“Sale Shares” means the Existing Shares and the Subscription Shares.

“Seller Accountants” means the accountants of the Seller, Waterman Consulting.

“Seller Group Member” means the Seller and each Related Body Corporate of the Seller other than the Sale Group Companies.

“Seller Warranties” means the warranties given by the Seller under clause 10.1 and set out in schedule 2.

“Shared Contracts” means contracts, the benefit of which is shared by a Sale Group Company and one or more Seller Group Members, as set out in schedule 10.

“Share Subscription and Debt Repayment Agreement” means the agreement to be entered into between the Seller and the Sale Company in relation to the subscription for shares and the repayment of debt on or around the date of this Agreement, being an agreement in the form appearing in Exhibit E.

“Signing Date” means the date of this document.

“Staffing Business” means a business of providing information technology and telecommunications skilled staff to customers on either a contract or permanent placement basis where:

(a)

in the case of contracted staff, they work at the customer’s premises under the daily supervision and direction of the customer or the customer’s managers and are billed on a time and materials basis, typically applying an hourly, daily or weekly rate and the provider of the staff is not responsible for designing or carrying out a scope of work; and

(b)	in the case of permanent placement staff, they are billed on a fixed price basis or a percentage of total remuneration.

By way of example such a business excludes a business generally known as a solutions business where a provider designs or conducts information technology consulting and project type work, usually on a fixed price basis where the provider may have project risk, may decide on the location where the work is to be performed and under which the provider has control of the project management.

“Subscription Shares” means the shares so defined in the Share Subscription and Debt Repayment Agreement.

“Subsidiary” has the meaning given in section 9 of the Corporations Act 2001.

“Superannuation Commitment” means any liability (whether arising under an industrial award or agreement or otherwise), or voluntary commitment to make contributions to any superannuation fund, pension scheme or other arrangement which will provide employees or their dependents with pensions, annuities, lump sum or other payments upon retirement, death or otherwise.

“Tax” means a tax, levy, excise, charge, surcharge, contribution impost, fee, deduction, withholding or duty or impost of any nature, whether direct or indirect, including any Duty, goods and services tax, value added tax or consumption tax, which is imposed or collected by a Government Agency, including any interest, fine, penalty, charge, fee or other amount imposed in addition to those amounts.

“Tax Authority” means any authority or instrumentality in respect of Tax located in any part of the world.

“Tax Claim” means a notice of assessment (including a notice of adjustment of a loss claim in a manner adversely affecting the claimant), amended assessment or determination, deemed assessment, demand, letter, request, advice, notice, or other communication or document lodged under self-assessment or issued, served or made, or action taken, by or on behalf of a Tax Authority, whether before or after the Signing Date, as a result of which any Sale Group Company is liable to make a payment for Tax or is deprived of any credit, rebate, refund, relief, allowance, deduction or tax loss (“tax benefit”).

“Tax Claim Amount” means the amount a Sale Group Company is required to pay as Tax to a Tax Authority or the amount of tax benefit denied as a result of a Tax Claim (including any penalty or interest).

“Tax Warranties” means the warranties contained in paragraph 17 in schedule 2 (Taxes and Duties).

“Third Party Claim” has the meaning given in clause 10.10.

“Trade Debts Receivables” means amounts owing to the Sale Company by iGate Global Solutions Ltd in respect of the iGate Solutions Business including for reimbursement of employment costs and on-costs of the seven employees referred to in clause 8.2 and general business expenses other than:

(a)	the infrastructure facilities and administration charges invoiced each month to iGate Global Solutions Ltd which remains unpaid (which for purposes of identification are as at the Signing Date $21,000 in respect of the March 2004 month and $10,000 in respect of the April 2004 month (exclusive in each case of GST)); and

(b)	Staffing Business debt invoiced by the Sale Company to iGate Global Solutions Ltd in its capacity as a customer of the Sale Company.

By way of :further identification, the Trade Debts Receivables as at 31 March 2004 amount to $171,609.90.

“Warranties” means the Seller Warranties and the Buyer Warranties.

1.2	Interpretation

In this document:

(a)	headings are for convenience only and do not affect interpretation;

and unless the context indicates a contrary intention:

(b)	an obligation or liability assumed by, or a right conferred on, 2 or more parties binds or benefits all of them jointly and each of them severally;

(c)	the expression “person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)	references to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation and, in the case of a trustee, includes any substituted or additional trustee;

(e)	a reference to any document (including this document) is to that document as varied, novated, ratified or replaced from time to time;

(f)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g)	words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;

(h)	references to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this document, and a reference to this document includes any schedule, exhibit or annexure to this document;

(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has corresponding meaning;

(j)	a reference to “$” or “dollar” is to Australian currency;

(k)	where the day on or by which any sum is payable hereunder or any act, matter or thing is to be done is a day other than a Business Day, that sum will be paid or the act, matter or thing will be done on the next succeeding Business Day;

(l)	any reference to disclosure will be construed to include, in respect of documents, the provision or making available of originals or accurate copies in written or electronic form and, in respect of information, the provision or making available of information by review of documents, by interviews with directors, officers, employees, advisers, customers, suppliers or consultants of or to the Seller or by access to or inspection of any premises or assets used by the Seller;

(m)	references to payments to any party to this document will be construed to include payments to another person at the direction of such party;

(n)	all payments to be made under this document will be made by unendorsed bank cheque or other immediately available funds and will be made free and clear of all deductions or withholdings unless the deduction or withholding is required by law;

(o)	if any deduction or withholding is required by law to be made from a sum payable by any person under this document, then, to the extent permitted by law, the relevant payer must pay to the payee such additional amount as is required to ensure that the amount received by the payee will equal the full amount which would have been received by it had no such deduction or withholding been required to be made;

(p)	where any statement in the Seller Warranties is qualified by the expression “so far as the Seller is aware” or any similar expression referring to the Seller’s awareness or knowledge, that statement will be deemed to include an additional statement that it has been made after due enquiry of Peter Brown and Steve Liston;

(q)	a reference to “Not Used” means that the relevant clause or schedule number is not used in this document;

(r)	the word “includes” in any form is not a word of limitation; and

(s)	this document may not be construed adversely to a party just because that party prepared it.

1.3	Best & reasonable endeavours

Where any provision of this document requires a party to use “best endeavours” or “reasonable endeavours” to procure that something is done or something happens, unless the provision otherwise specifically requires, it does not include any obligation to pay any money, or provide any financial compensation, consideration or any other incentive to any person to procure that the thing is so done or so happens, other than the payment of any applicable fee for the lodgement or filing of any relevant application with a Government Agency.

2.	Sale and Purchase

Subject to clause 2A, on Closing the Seller will sell the Sale Shares and the Buyer will buy the Sale Shares.

2A.	Condition Precedent

2A.1	Condition Precedent

It is a condition precedent to Closing that the working capital facility between the Buyer and Westpac Banking Corporation are executed in accordance with the credit approval letter disclosed to the Seller prior to execution of this Agreement.

2A.2	Best Endeavours

The Buyer shall use its best endeavours to procure that the condition precedent in clause 2A.1 is satisfied as soon as practicable after the Signing Date and will take no action that would or would be likely to hinder the satisfaction of the said condition precedent.

2A.3	Notice

The Buyer must immediately notify the Seller in writing upon becoming aware of satisfaction of the said condition precedent or any circumstances which may or do result in the condition precedent being incapable of being satisfied in accordance with its terms.

2A.4	Waiver

The Buyer may in its absolute discretion waive the said condition precedent by written notice to the Seller.

2A.5	Sunset

If:

(a)	the said condition precedent becomes incapable of being satisfied; or

(b)	on 1 June 2004 (or such later date as the parties agree in writing) it is the case that the said condition precedent remains to be satisfied and has not been previously waived under clause 2A.4,

then either the Buyer or the Seller shall be entitled to terminate this document by giving the other party written notice to that effect.

2A.6	Termination consequences

If this document is terminated under clause 2A.5 then in addition to any other rights, powers or remedies provided by law:

(a)	each party is released from its obligations to further perform this document and the document will have no further effect, other than in relation to clauses 15 and 17; and

(b)	each party retains the rights it has against the other party in respect of any past breach or any claim that has arisen before termination including and breach of this clause 2A.

3.	Purchase Price and Payments

3.1	Amount

The price payable for the Sale Shares is the Purchase Price.

3.2	Payments

The Purchase Price must be paid as follows:

(a)	on the Closing Date the Buyer must pay the Closing Payment to the Seller; and

(b)	on the Final Payment Date either:

(i)	the amount (if any) by which the Actual Net Asset Amount exceeds the Forecast Net Asset Amount must be paid by the Buyer to the Seller; or

(ii)	the amount (if any) by which the Actual Net Asset Amount is less than the Forecast Net Asset Amount will be paid by the Seller to the Buyer.

3.3	Interest on overdue amounts

(a)	Where a party (the “Payer”) fails to make a payment to another party (the “Payee”) as required under this document on or before the due date for payment (a “Due Amount”), then, without limiting any other remedy available to the Payee, in addition to the Due Amount the Payer must pay to the Payee interest on the Due Amount calculated at the rate equal to the Interest Rate plus 2%, with interest to accrue from the date payment was due to the date payment is made (inclusive of each of those dates), calculated daily on the basis of a 365 day year and capitalised monthly and must be paid by the Payer upon demand by the Payee.

(b)	Notwithstanding anything else in clause 3.3(a), in the case of the obligation to pay the Closing Payment under clause 3.2(a) each reference in clause 3.3(a) to the “due date” shall be taken to read “10 Business Days after the due date.”

3.4	Method of payment

(a)	Payment of any amount payable under this document must be made by electronic funds transfer to an account nominated by the Payee, which must be notified by the Payee to the Payer at least one Business Day prior to the date that the payment is due and be confirmed by the Payer to the Payee by means of a series of SWIFT messages to: .

Overseas Bank Details:	Swift BIC Address: Name: Address:	PNCCUS33 PNC Bank N.A. Firstside Center, 500 First Avenue, Pittsburgh, USA

	Beneficiary Details:	iGate Inc 1000 Commerce Drive, Suite 500, Pittsburgh, Pennsylvania 15275 A/C No.1000027021

(b)	All payments to be made under this document must be made in immediately available funds and free and clear of all deductions or withholdings unless the deduction or withholding is required by law.

3.5	Purchase Price adjustment

A payment by a party under an indemnity under this document (except clause 8) or under clause 10 or in respect of a breach of any Warranty will be by way of, and will have effect as, a reduction or increase, as the case may be, in the Purchase Price.

4.	Period before Closing

4.1	Buyer’s Access

The Seller must ensure that from the Signing Date until Closing:

(a)	the Buyer, and the Buyer’s advisers and authorised representatives are on reasonable notice given reasonable access to all Business Records and the Premises and assets used in the Business except to the extent that:

(i)	documents or information may not be disclosed without the consent of a person (and that person has not given its consent); or

(ii)	documents or information may not be disclosed due to restrictions under applicable law,

and provided that such access does not disrupt or adversely affect the day to day operation of the Business;

(b)	where the consent of a person is required before the Buyer and the Buyer’s advisers or authorised representatives may be given access to any Business Records or the Premises or the assets used in the Business, the consent of the person is promptly sought;

(c)	the responsible officers and employees of the Sale Group Companies are available during business hours to give reasonable access to all Business Records and the Premises and assets used in the Business and provide explanations about the Business to the Buyer, its advisers and representatives provided that reasonable notice is given of requests for such access and assistance and provided that the day to day operation of the Business is not disrupted or adversely affected by such access or assistance; and

(d)	the responsible officers of the Sale Group Companies must introduce the Buyer to those employees of the Sale Group Companies nominated by the Buyer from time to time, and provide the Buyer with such assistance (not involving expenditure of money) or information reasonably required by the Buyer to endeavour to secure the continued employment of those employees in the Sale Group Companies.

4.2	Conduct of business

The Seller must use its best endeavours to ensure that between the Signing Date and Closing:

(a)	ordinary course: the Business is managed and conducted in the ordinary and usual course;

(b)	material commitments: the Sale Group Companies do not enter into any commitments which have a duration of more than three months (except with a contractor of the Business and the commitment is made in the ordinary course of business) or any commitments involving expenditure by the Sale Group Companies in excess of $10,000 (or series of related commitments which would involve . expenditure by the Sale Group Companies in excess of $50,000 in total);

(c)	disposals and encumbrances: the Sale Group Companies do not dispose of the assets or create an Encumbrance over, or declares itself the trustee of, any of the assets of the Sale Group Companies, unless the transaction is in the ordinary course of business;

(d)	share capital: the Sale Group Companies do not allot or issue, reduce or alter any share capital or loan capital convertible into share capital or options, securities or other rights convertible into share capital or buy-back any shares except as contemplated in clause 5.3;

(e)	dividends and shareholder loans: none of the Sale Group Companies declare or pay any dividend or make any other distribution of its profits or repay any shareholder’s loan except as contemplated in clause 5.3;

(f)	alter constitution: none of the Sale Group Companies makes any alterations to its Constitution;

(g)	other contracts: none of the Sale Group Companies terminate or amend any term of any material contract unless such termination or the amendment is in the ordinary course of business;

(h)	employment changes: the Sale Group Companies do not hire any employees, increase or commit to or make representations about an increase of the remuneration of any employee or otherwise vary the terms of employment or engagement of any employee or terminate the employment of any of the senior executives, unless the employment changes are made in the ordinary course of business or as required by law or an award or pursuant to existing terms of employment or in accordance with remuneration reviews disclosed to the Buyer prior to the Signing Date or to protect the goodwill of the Business;

(i)	independent contractors: the Sale Group Companies do not engage or contract with any contractors, increase or commit to or make representations about an increase of fees payable, or otherwise vary the terms of any contractor’s engagement, unless the entry into such a contract or engagement or the contract changes are in the ordinary course of business;

(j)	superannuation and retirement benefits: the Sale Group Companies do not pay any retirement allowance or superannuation benefit to any director or employee, unless the payments are made in the ordinary course of business or as required by law or an award or the terms of any pre-existing service contract or pursuant to any pre-existing redundancy or similar policies of the Sale Group Companies;

(k)	profit sharing: the Sale Group Companies do not enter into any profit sharing or profit participation arrangement with an agent, distributor, representative, director, employee or other person, unless the arrangement is made in the ordinary course of business;

(l)	asset maintenance: the Sale Group Companies maintain all fixed assets of the Sale Group Companies in the same condition as they are in on the Signing Date, except for fair wear and tear resulting from normal operations;

(m)	change of business: the Sale Group Companies do not make a significant change to the nature or scale of the Sale Group Companies’ activities;

(n)	revalue assets: the Sale Group Companies do not revalue any of the assets of the Sale Group Companies; and

(o)	insurance: the Sale Group Companies do not terminate or amend, or fail to renew on their expiry, the insurance policies in existence in respect of the Sale Group Companies as at the Signing Date, except to the extent that the Seller obtains the prior written consent of the Buyer to do something which departs from the above requirements.

5.	Closing

5.1	Time for Closing

Closing will take place at the offices of Clayton Utz, Solicitors at Level 34, 1 O’Connell Street, Sydney at l lam on the later of

(a)	1 June 2004; and

(b)	the date which is the same day as the condition precedent in clause 2A is satisfied or waived in accordance with clause 2A, or such other day as the Seller and the Buyer agree.

5.2	Seller’s obligations

At Closing, the Seller must give to the Buyer:

(a)	share certificates: the share certificate(s) for the Sale Shares;

(b)	transfer: a completed transfer of the Sale Shares to the Buyer as transferee, in registrable form (other than the impression of Duty) and signed by the Seller as transferor;

(c)	certificate of registration and common seal: the certificates of registration or incorporation and any common seals of the Sale Group Companies;

(d)	corporate records: complete and up to date copies of all corporate records and registers (including statutory registers, minutes of meetings of directors and members and other record books), financial records (including asset registers, management accounts, budgets, ledgers, journals and books of account) and all other records, documents and other business papers of any kind of each of the Sale Group Companies;

(e)	resignations: written resignations of all directors, secretaries and public officers of each of the Sale Group Companies;

(f)	bank accounts: a list of all bank accounts kept by the Sale Group Companies including the names of the signatories to those accounts, and all cheque books of the Sale Group Companies;

(g)	premises: possession of the Premises and all keys to the Premises;

(h)	pre-registration power of attorney: an irrevocable power of attorney executed by the Seller exclusively authorising each and any director of the Buyer to exercise all powers of a registered holder of the Sale Shares transferred to it during the period from Closing until registration of the Buyer as holder of the Sale Shares; and

(i)	minutes: minutes of the meetings convened under clause 5.3 evidencing the passing of the resolutions referred to in that clause.

provided that the documents and other items referred to in clauses 5.2(c), (d), (f) and (g) may be given to the Buyer either by delivering the documents and other items to the Buyer or by leaving the documents and other items in a safe and appropriate place at the Premises.

5.3	Subscription Shares and Debt Repayment and Trade Debts Receivables

(a)	Immediately prior to Closing on the Closing Date the Seller will procure the occurrence of the events referred to in clause 3.3 of the Share Subscription and Debt Repayment Agreement such that as at Closing:

(i)	the Seller will be the holder of the Subscription Shares; and

(ii)	the Sale Company will cease to owe any amounts to the Seller (or any Related Body Corporate of the Seller).

(b)	In the period between the Signing Date and the Closing Date the Seller will procure that the Sale Company does not repay any of the Intercompany Debt except:

(i)	in accordance with the Share Subscription and Debt Repayment Agreement; and

(ii)	reimbursements under clause 8.6.

(c)

(i)	On Closing the Seller will cause the Sale Company to forgive the Trade Debts Receivables as at the day immediately prior to the Closing Date and the Buyer promises that it will procure that the Sale Company makes no claims after Closing for payment of the same.

(ii)	Nothing in clause 5.3(c)(i), however, shall apply to any Trade Debts Receivables coming into existence after Closing as to which the Seller will cause the same to be paid within 30 days after receipt by iGate Global Solutions Ltd of periodic invoices from the Sale Company.

(iii)	For the avoidance of all doubt the Trade Debts Receivables as at 31 March 2004 are excluded from the Balance Sheet and the Trade Debts Receivables as at the balance date of the Closing Accounts will be excluded from the Closing Accounts. However, if any Trade Debts Receivables are actually paid up to the balance date of either the Balance Sheet or the Closing Accounts then the cash proceeds will be reflected in cash in the Balance Sheet or the Closing Accounts as the case may be. For example, if there is a Trade Debt Receivable of $1000 as at 31 March 2004 which is paid in April 2004 then the Closing Accounts will include that $1000 amount in cash. That by itself will result in the Purchase Price being $1000 higher than otherwise but on the other hand the Sale Company will actually have the cash and the $1000 will not be required to be forgiven under clause 5.3(c)(i) (and correspondingly iGate Global Solutions Ltd will have paid out the cash).

(d)	Any amounts owing by iGate Global Solutions Ltd to the Sale Company in respect of:

(i)	infrastructure facilities and administration charges invoiced by the Sale Company and iGate Global Solutions; and

(ii)	Staffing Business debt invoiced by the Sale Company to iGate Global Solutions Ltd in its capacity as a customer of the Sale Company,

A.	are, if owing as at 31 March 2004, included in the Balance Sheet;

B.	will, if owing as at the balance date of the Closing Accounts, be included in the Closing Accounts;

C.	will, if owing as at the Closing Date, be paid by iGate Global Solutions Ltd to the Sale Company within 30 days after invoice (and the Seller will procure that such payment is made).

5.4	Board Meetings

At or by Closing the Seller must have procured the holding of meetings of the directors of each of the Sale Group Companies at which it is resolved (subject to Closing) to:

(a)	approve registration: in the case of the Sale Company approve registration of the Buyer as the holder of the Sale Shares, subject to payment of any Duty on the transfer of the Sale Shares;

(b)	new share certificate: in the case of the Sale Company issue a new share certificate in respect of the Sale Shares in the name of the Buyer;

(c)	change officers: accept the resignations of the officers of the Sale Group Company concerned referred to in clause 5.2(e) with effect from the conclusion of the meeting and appoint their replacements, being the persons nominated for that purpose by the Buyer not less than 2 Business Days prior to the Closing Date and having consented in writing to their appointments if required under applicable law; and

(d)	revoke banking authorities: revoke existing authorities to operate bank accounts of Sale Group Companies and approve new authorities in favour of officers nominated by the Buyer.

5.5	Buyer’s obligations

On Closing the Buyer must:

(a)	delivery of consents to act: deliver to the Seller the written consents to act of the persons nominated by the Buyer under clause 5.4(c) to be officers of each of the Sale Group Companies (if required under applicable law); and

(b)	payment: pay the Closing Payment to the Seller as required by clause 3.2.

5.6	Notice to complete

If Closing does not happen on the date referred to in clause 5.1 due to the Buyer failing to satisfy its obligations under clause 5.5(b) on or before Closing, the Seller must give the Buyer a notice requiring the Buyer to satisfy those obligations within a period of 10 Business Days after the date of receipt of the notice and declaring time to be of the essence in all respects. If the Buyer fails to satisfy those obligations on the date specified in the notice, the Seller may, without affecting or limiting any other rights the Seller might have:

(a)	terminate this document; or

(b)	seek specific performance of this document, failing which the Seller may elect to terminate this document and after any such termination the Seller will be entitled to either sue the Buyer for breach of contract, or resell the Sale Shares as owner and the deficiency (if any) arising on such resale and all expenses of and incidental to such resale or attempted resale and Buyer’s default will, be recoverable by the Seller from the Buyer as liquidated damages, provided that proceedings for the recovery of the deficiency are commenced within 12 months of the termination of this document; and

(c)	retain any money paid by the Buyer on account of the Purchase Price as security for any deficiency arising on a resale or for any damages or compensation awarded to the Seller for the Buyer’s default, provided that proceedings for recovery of such damages or compensation are commenced within 12 months of the termination of this document.

5.7	Interdependence

(a)	Closing is conditional on both the Buyer and the Seller complying with all of their obligations under this clause 5, and accordingly the requirements of this clause 5 are interdependent and must be carried out contemporaneously. No delivery or payment or other event referred to in this clause 5 will be deemed to have been made or occurred until all such deliveries and payments have been made and events occurred.

(b)	If the Seller or the Buyer fails to fully comply with its obligations under this clause 5 and Closing does not happen, then:

(i)	the Buyer must return to the Seller all documents delivered to the Buyer, and the Seller must return to the Buyer all documents delivered to the Seller, under this clause 5; and

(ii)	each party must do everything otherwise reasonably required by the other parties to reverse any action taken under this clause 5, without prejudice to any other rights any party may have in respect of that failure.

6.	Closing Accounts

6.1	Financial statements

Within 30 days after the Closing Date (or such later date as the parties agree), the Seller will arrange for the preparation and delivery to the Buyer of a consolidated statement of financial performance for the Relevant Period of the Sale Company and entities controlled by it at the end of, or from time to time during, the Relevant Period and a consolidated statement of financial position as at the Closing Date of the Sale Company and entities controlled by it at the end of, or from the time to time during, the Relevant Period (the “Closing Accounts”) which must:

(a)	be prepared in accordance with the same accounting policies, principles, standards and treatments consistently applied as in the Balance Sheet and to the extent not inconsistent therewith the Last Accounts, subject always to schedule 7;

(b)	present fairly the Sale Company’s and consolidated entities’ financial position as at the Closing Date and of their performance for the Relevant Period;

(c)	be the subject of a review by the Seller Accountants under Audit Standard 902 “Review of Financial Reports” and be accompanied by a review report in accordance with Appendix 3 of that Audit Standard; and

(d)	be accompanied by a report from the Seller Accountants:

(i)	stating that in the unqualified opinion of the Seller Accountants the Closing Accounts attached to that report have been prepared in accordance with the provisions of clause 6.1; and

(ii)	setting out the Actual Net Asset Amount.

6.2	Access to records and employees

From the Closing Date until the Final Payment Date, the Buyer must ensure that the staff of each of the Sale Group Companies assists the Seller and the Seller Accountants as far as is reasonably necessary for the Seller and the Seller Accountants to comply with the provisions of this clause 6, including providing the Seller and the Seller Accountants with access to all relevant books, records, accounts, working papers and documents of each of the Sale Group Companies and access to the Premises.

6.3	Involvement of the Buyer and the Buyer’s Accountants

The Buyer and the Buyer’s Accountants are entitled to be involved in the preparation of the Closing Accounts on the following basis:

(a)	(Reasonable access to working papers): the Buyer and one or more of its representatives are entitled to be present at all times during the preparation of the Closing Accounts and to have reasonable access at all times to the working papers of those involved in such preparation; and

(b)	(Draft Closing Accounts): at least 10 Business Days before the signed Closing Accounts are delivered to the Buyer under clause 6.1, the Seller must deliver to the Buyer and the Buyer’s Accountants an unsigned copy of the draft Closing Accounts to enable the Buyer and the Buyer’s Accountants to have such discussions with the Seller Accountants and the Seller concerning the draft Closing Accounts as the Buyer may reasonably require.

6.4	Costs

The Seller shall bear the costs of preparation of the Closing Accounts.

6.5	Finalisation of Closing Accounts

(a)	The Buyer may dispute the Closing Accounts by notice in writing to the Seller, provided that the notice:

(i)	is given to the Seller within 10 Business Days after the Closing Accounts have been delivered to the Buyer; and

(ii)	details the Buyer’s reasons for disputing the Closing Accounts.

(b)	If the Buyer does not notify the Seller within the 10 Business Day period referred to in clause 6.5(a), the Closing Accounts shall be final and conclusive of all matters stated in them;

(c)	If the Buyer does notify the Seller of a dispute within the 10 Business Day period referred to in clause 6.5(a), the Buyer and the Seller must confer and use all reasonable endeavours to resolve the dispute within 10 Business Days after receipt of the notification under clause 6.5(a);

(d)	If the Buyer and the Seller resolve the dispute in accordance with clause 6.5(c) then the Closing Accounts, with such adjustments (if any) as agreed, shall be final and conclusive of all matters stated in them; and

(e)	If the Buyer and the Seller are unable to resolve the dispute within the 10 Business Day period referred to in clause 6.5(c) the Buyer and the Seller must, within 5 Business Days after the end of the 10 Business Day period referred to in clause 6.5(c), refer the dispute to a firm of accountants agreed upon by the Buyer and the Seller or, failing agreement within 5 Business Days, appointed by the Chairman of the New South Wales branch of the Institute of Chartered Accountants (the “Expert”) and the dispute shall be decided by the Expert in accordance with the following principles:

(i)

the Buyer and the Seller shall instruct the Expert to decide the matters of disagreement in accordance with the terms of this document and within the shortest possible time but, in any event, within 10 Business Days after the dispute is referred to the Expert and, if requested by either the Buyer or the Seller, deliver to the

Buyer and the Seller a report stating the Expert’s opinion on the matters of disagreement;

(ii)	the Expert shall decide the procedures to be followed to resolve the matters of disagreement;

(iii)	the Buyer and the Seller shall provide the Expert with all information and assistance reasonably required by the Expert to resolve the dispute;

(iv)	the Expert will be acting as an independent expert and not as an arbitrator and the decision of the Expert will be final and binding on the Buyer and the Seller in the absence of manifest error;

(v)	the costs of the Expert must be borne by the parties in such manner as the Expert determines (having regard to the merits of the dispute); and

(vi)	the Closing Accounts, with such adjustments (if any) as determined by the Expert, shall be final and conclusive of all matters stated in them.

7.	Period after Closing

7.1	Exercise of rights of registered shareholder

From Closing until the registration of the Buyer as holder of the Sale Shares (unless the Buyer requests otherwise):

(a)	the Seller must not attend or vote at shareholder meetings of the Sale Group Companies;

(b)	the Seller must procure that the Sale Company does not (by representative, proxy or otherwise) attend or vote at shareholder meetings of any Sale Group Companies; and

(c)	the Seller must not take any action as the registered holder of the Sale Shares, provided that the Buyer complies with its obligations under clause 7.2.

7.2	Indemnity by Buyer

The Buyer indemnifies the Seller against, and must bear, any liabilities arising from an act done under clause 7.1 or under a power of attorney referred to in clause 5.2(h).

7.3	Access to information

The Buyer must cause each of the Sale Group Companies to retain all their documentation, records and files as in existence at Closing for the minimum period required by law, or if there is no such period then for a period of 7 years from Closing, and for a period of 12 months after Closing to make available to the

Seller, in a timely and diligent manner, such information and documentation reasonably required by the Seller:

(a)	to enable the Seller or any Seller Group Member to comply with its legal obligations (including in respect of taxation) after Closing relating wholly or partly to a period before Closing;

(b)	in relation to any Claim by the Buyer, any claim against the Seller or any Seller Group Member by a third party, any Third Party Claim or any Tax Claim;

(c)	for the purpose of the preparation of financial statements of the Seller or any Seller Group Member; or

(d)	to prepare the Closing Accounts.

7.4	Title and Risk

(a)	Beneficial ownership of and risk in the Sale Shares will pass from the Seller to the Buyer on Closing.

(b)	The Buyer acknowledges that upon Closing, the Seller is entitled to terminate all insurance cover held by the Seller relating to the Sale Group Companies or the Business, without prejudice to the continuing right to make claims under the policies in respect of the period before Closing where the terms of such policies allow for claims to be made in respect of that period.

(c)	the Seller will, upon receipt from the Buyer (or the Sale Group Companies) of the details of any claim which may be made under an insurance policy referred to in clause 7.4(b), deal with those claims to the extent permitted under applicable insurances in a timely and diligent manner and in accordance with any reasonable requirements of the Buyer.

(d)	the Buyer will ensure that all facts, matters and circumstances relevant to possible claims by the Sale Group Companies under such policies following Closing are forwarded to the Seller immediately upon the Sale Company or the Buyer becoming aware of them.

7.5	Cytel Claim

(a)	With effect from Closing and subject to clause (h) below the Seller indemnifies the Buyer and the Sale Company against any loss, damage, liability, or orders made for costs-or security for costs, (net in each case of any insurance policy recoveries by the Sale Company) incurred, suffered or paid by the Buyer or the Sale Company in relation to the claim the subject of proceedings no. N2008 of 2003 commenced by Cytel Pty Limited in the Federal Court of Australia, New South Wales District Registry, against the Sale Company (“Cytel Claim”).

(b)

After Closing, the Buyer will, and will ensure that the Sale Company will, permit the Seller, at the Seller’s cost, to have absolute and unfettered control and management over the conduct of the Cytel Claim proceedings, and to take any action in the Sale Company’s name, as the Seller considers necessary, in its absolute discretion, to avoid, dispute, defend, compromise, appeal or otherwise resist the Cytel Claim or to appeal against or defend any appeal against any Court judgment or orders or other adjudication of the Cytel Claim or make any counter-claim or cross-claim in respect of the Cytel Claim and to make an insurance claim in the name of the Sale Company in relation to the Cytel Claim (the “Insurance Claim”) under insurance policies held by the Sale Company and to prosecute in the name of the Sale Company the acceptance by the insurer of responsibility for the Insurance Claim and general processing of the Insurance Claim and recovery under the insurance policy.

(c)	After Closing, the Buyer must, and will ensure that the Sale Company will, make available to the Seller, and its legal advisers and accountants, all information under its control which the Seller considers relevant to the Cytel Claim (and any subsequent appeal) and Insurance Claim, and the Buyer and the Sale Company must render to the Seller such assistance (including access to the Sale Company employees at times and locations convenient to the Sale Company) as the Seller may reasonably require of the Buyer and Sale Company in order to facilitate the proper and adequate defence of the Cytel Claim (and any subsequent appeal) and the making of the Insurance Claim including signing all documents, authorisations and directions which the Seller reasonably requires in connection with the Cytel Claim or the Insurance Claim.

(d)	After Closing, the Buyer will, and will ensure that the Sale Company will, consult with and respond to requests for information or assistance from the Seller with respect to the Cytel Claim (and any subsequent appeal) and Insurance Claim in a timely and diligent manner until the Cytel Claim (and any subsequent appeal) and the Insurance Claim are resolved.

(e)	After Closing, the Buyer will, and will ensure that the Sale Company will, immediately after receipt, notify or forward all correspondence, communications and notices in relation to the Cytel Claim (and any subsequent appeal) and the Insurance Claim, to the Seller.

(f)	Reasonable expenses incurred by the Buyer and Sale Company in compliance with clauses (c), (d) and (e) will be to the account of the Seller, provided that the Buyer or the Sale Company uses reasonable endeavours to notify the Seller prior to incurring expenses of a material amount.

(g)	After Closing, the Buyer will not, and will procure that the Sale Company does not, admit, compromise, settle, pay or perform remedial action in relation to the Cytel Claim (and any subsequent appeal) and the Insurance Claim or by any other act or omission in any way prejudice the defence or other resistance to the Cytel Claim (and any subsequent appeal) or the making of the Insurance Claim without the prior written consent of the Seller (which may be withheld at the Seller’s absolute discretion).

(h)

The Seller will not be liable to indemnify the Buyer and Sale Company to the extent that either of the Buyer or the Sale Company does not comply with or take steps required by clauses (b), (c), (d), (e) and (g) above and the failure to comply has a material adverse effect on the conduct or outcome of the Cytel Claim (and any subsequent appeal) or the Insurance Claim.

(i)	The Seller will keep the Buyer and the Sale Company informed as to the conduct and progress of the Cytel Claim (and any subsequent appeal) and Insurance Claim.

8.	Employee and contractor arrangements

8.1	Two Employees

Prior to Closing the Seller will cause the employment of the two employees of the Sale Company named in Part A of schedule 11 (who work in the iGate Solutions Business but who were initially employed by the Sale Company pursuant to a sponsorship under the Labour Agreement but who now have permanent residency visas) to be transferred to a Seller Group Member.

8.2	Seven Employees

(a)	The seven employees of the Sale Company named in Part B of schedule 11 work for the iGate Solutions Business but technically are employed by the Sale Company by virtue of being sponsored by the Sale Company under the Labour Agreement.

(b)	After Closing the Seller will use its best endeavours to arrange for the visas for those seven employees to be transferred to a Seller Group Member.

(c)	Upon any such visa transfer or, in the absence of any such visa transfer within 3 months after the Closing Date, then upon the expiration of that 3 month period, the Seller and the Buyer shall cooperate to cause the employment by the Sale Company of those seven employees to be transferred to a Seller Group Member.

(d)	Pending such a transfer of employment the Seller will pay to the Sale Company in advance amounts equal to the remuneration and direct on-costs required to be paid to those seven employees and the Buyer shall in turn, cause the Sale Company to continue to employ those seven employees and to pay them their remuneration entitlements and to pay all direct on-costs and to cause the Sale Company to provide, at the Sale Company’s cost, the facilities, computers, physical space and other amenities at the Sale Company’s premises provided to them as at the Signing Date.

8.3	New Employees

(a)	For a period of up to 3 months after the Closing Date the Buyer will, if and when requested by the Seller, cause the Sale Company to:

(i)	sponsor any persons nominated by the Seller who it requires to work in Australia in its Solutions Business to obtain visas under the auspices of the Labour Agreement up to the full extent of the remaining quota under that agreement;

(ii)	employ any such persons on the basis that the Seller is obliged to fund the Sale Company in advance to pay the remuneration and direct on costs of those employees;

(b)	As at the expiration of such 3 month period the Seller and the Buyer shall co-operate to cause the employment by the Sale Company of any person under paragraph (a) to be transferred to a Seller Group Member.

8.4	Termination Costs and indemnity

The Seller will indemnify the Sale Company against:

(a)	any redundancy or other termination payments which the Sale Company is obliged to pay in relation to any employment termination under 8.1, 8.2 and 8.3 above. The Buyer holds the benefit of this clause on behalf of the Sale Company;

(b)	loss, damage, cost, expense suffered or incurred by, or any Claim or Action made against, the Sale Company in relation to the acts, omissions or negligence of those employees described in clauses 8.1, 8.2 and 8.3, in which circumstances such loss, damage, cost, expense suffered or incurred, or Claim or Action will be treated as though it was a Claim or Action or Third Party Claim in accordance with clauses 10.10 and 10.11 (as applicable) and will be subject to the procedures set out in those clauses.

8.5	Bonus payments

(a)	If Closing occurs the Seller proposes that the Sale Company pay to Steve Liston a bonus, in an amount nominated by the Seller, in respect of the services provided by him in relation to the sale transaction. After Closing, the Buyer will cause the Sale Company to pay to Steve Liston such bonus (after deducting any tax amounts required to be deducted), provided that the Seller pays to the Buyer in advance the amount of such bonus and any direct on-costs; and

(b)	If Closing occurs the Seller proposes that:

(i)	if the Sale Company (controlled by the Buyer) terminates Peter Brown’s employment within 6 months after Closing, the Sale Company will pay to Peter Brown, apart from any other payments to which he is entitled, a golden handshake termination payment in an amount nominated by the Seller, referable to services provided by Peter Brown in respect of the sale transaction; and

(ii)	if Peter Brown’s employment is not so terminated within 6 months after Closing, the Sale Company will immediately after 6 months after Closing pay to Peter Brown a bonus in the same amount as under (i)

After Closing, the Buyer will cause the Sale Company to pay to Peter Brown such termination payment or bonus, as the case may be (after deducting any tax amounts required to be deducted), provided that the Seller pays to the Buyer in advance the amount of such termination payment or bonus and any direct on-costs.

8.6	Managing Director

The Seller warrants that Rakesh Bhatia is not an employee of the Sale Company. In respect of the period up to Closing, the Sale Company will continue to reimburse the Seller Group Members costs associated with their employment of Rakesh Bhatia. However, the Seller will, after Closing, not seek reimbursement from the Sale Company in respect of any such employment costs accruing in the period after Closing.

9.	Restraint of Trade

9.1	Restraint of trade

To protect the interests of the Buyer in the goodwill of the Business, the Seller covenants with and undertakes to the Buyer that, subject to clause 9.3, it will not, and will procure that its Related Bodies Corporate will not, directly or indirectly undertake, carry on or be engaged in operating a Staffing Business:

(a)

(i)	on its own account;

(ii)	jointly with or on behalf of any other person, firm or company or other entity;

(iii)	as an employee, manager, director, shareholder, member, partner, joint venture participant, consultant or in any other capacity;

(b)

(i)	within Australia and New Zealand;

(ii)	within Australia;

(iii)	within the Australian Capital Territory;

(iv)	within New South Wales;

(v)	within Victoria;

(vi)	within Queensland;

(vii)	within South Australia;

(viii)	within Western Australia;

(viii)	within the Northern Territory; and

(ix)	Tasmania;

(c)

(i)	for the period of 1 year commencing on the fourth anniversary of the Closing Date;

(ii)	for a period of 1 year commencing on the third anniversary of the Closing Date;

(iii)	for a period of 1 year commencing on the second anniversary of the Closing Date;

(iv)	for a period of 1 year commencing on the first anniversary of the Closing Date; and

(v)	for the period of 1 year after the Closing Date.

The Buyer and the Seller acknowledge that these restraints are no more than the minimum restraints necessary to protect the goodwill of the Business.

9.2	Severance

If any provision or part of a provision of clause 9.1 is held or found to be void, invalid or otherwise unenforceable it will be deemed to be severed to the extent that it is void or to the extent of voidability, invalidity or unenforceability, but the remainder of that clause will remain in full force and effect.

9.3	Exceptions

Notwithstanding anything to the contrary contained in clause 9.1, the Seller will not be in breach of clause 9.1 by reason of:

(a)	the making of an offer by the Seller or by any Related Body Corporate of the Seller to acquire or the acquisition by the Seller or by any such Related Body Corporate of a controlling interest in any other company (in this clause 9.3(a) referred to as a “relevant company”), being a company which is itself or which has a subsidiary (in this clause 9.3(a) referred to as a “relevant subsidiary”) which is engaged or concerned or interested in a Staffing Business, provided that:

(i)	the Seller (by not later than 6 months from the date upon which the Seller or one of its Related Bodies Corporate first comes to be the beneficial owner of a controlling interest in the relevant company) causes the relevant company to dispose of or cease to carry on the Staffing Business or (in the case where it is a relevant subsidiary which is carrying on the Staffing Business) cause the relevant company to eliminate its shareholding in the relevant subsidiary or cause the relevant subsidiary to dispose of or cease to carry on the Staffing Business; and

(ii)	pending the taking of the appropriate steps in accordance with clause 9.3(a)(i), the Staffing Business is not carried on in such a way that the level of its production, sales or marketing is materially increased beyond the levels which existed prior to the commencement of the relevant 6 month period referred to in clause 9.3(a)(i); and

(iii)	to the extent that the Seller or any Related Body Corporate of the Seller elects to cause the relevant company (or relevant subsidiary) to cease carrying on the Staffing Business, the Seller or any Related Body Corporate of the Seller concerned will, for a 6 month period after that cessation of business, refer any customer or prospective customer of the Staffing Business or any other person having dealings with the Staffing Business, conducted by the relevant company or relevant subsidiary, as the case may be, to the Sale Company or Buyer; or

(b)	the making of an offer by the Seller or by any Related Body Corporate of the Seller 1;o acquire (or the acquisition by the Seller or by any such Related Body Corporate of) a controlling interest in any business (in this clause 9.3(b) referred to as an “acquired business”) which involves wholly or partly any of the activities of a Staffing Business (the whole or part as aforesaid as the case may be being referred to in clause 9.3(b) as the “offending business”), provided that:

(i)	the Seller (by not later than 6 months from the date upon which the Seller or a Related Body Corporate first comes to own a controlling interest in the acquired business) cause the offending business to be disposed or cause the cessation of the offending business; and

(ii)	pending the taking of the appropriate steps in accordance with clause 9.3(b)(i), the offending business is not carried on in such a way that the level of its production sales or marketing is materially increased beyond the levels which existed prior to the commencement of the relevant 6 month period referred to in clause 9.3(b)(i); and

(iii)	to the extent that the Seller or any Related Body Corporate of the Seller elects to cause an acquired business to cease carrying on the offending business, the Seller or the Related Body Corporate of the Seller concerned will, for a 6 month period after that cessation of business, refer any customer or prospective customer or any other person having dealings with the offending business, conducted by the acquired business, to the Sale Company or Buyer; or

(c)	the continued conduct by iGate Global Solutions Inc in Australia of its solutions business in the same manner as it is conducted in Australia as at the Signing Date.

9.4	Independent legal advice

The Seller warrants that it has received independent legal advice with respect to the provisions of this clause 9 and considers them to go no further than reasonably necessary to protect the goodwill of the Business.

9.5	Damages not an adequate remedy

The Seller agrees, and agrees to procure that its Related Bodies Corporate agree, that any breach of the undertakings contained in this clause 9 may not adequately be compensated by an award of damages and any breach will entitle the Buyer, in addition to any other remedies available at law or in equity, to seek an injunction to restrain the committing of any breach (or continuing breach).

10.	Warranties and Claims

10.1	Seller Warranties

(a)	The Seller represents and warrants to the Buyer that each of the Seller Warranties is true and correct as at the Signing Date and will remain true and correct at all times up until and on Closing, except where the Seller Warranty expressly states that it is only given at a particular date, that Seller Warranty is given only as at that date.

(b)	Each Seller Warranty must be construed independently and is not limited by reference to another Seller Warranty.

10.2	Buyer’s Warranties

(a)	The Buyer represents and warrants to the Seller that each of the Buyer Warranties is true and correct as at the Signing Date and will remain true and correct at all times up until and on Closing.

(b)	Each Buyer Warranty must be construed independently and is not limited by reference to another Buyer Warranty.

10.3	Indemnities

(a)	The Seller indemnifies the Buyer and any Sale Group Companies against any breach of this document by the Seller, provided that only one of the Buyer and a Sale Group Company shall be entitled to claim under this indemnity in respect of a particular breach.

(b)	The Buyer indemnifies the Seller against any breach of this document by the Buyer.

10.4	Disclosures

The Seller Warranties and indemnities given by the Seller under this document are given subject to the facts, matters and circumstances fairly and accurately disclosed in:

(a)	this document;

(b)	the Disclosure Letter; and

(c)	the Due Diligence Materials.

so as to enable the Buyer to consider the nature and import of the fact, matter or circumstance disclosed and the Buyer will not claim that any fact, matter or circumstance so disclosed causes any of the Seller Warranties to be untrue or breached.

10.5	Limitations on Claims by the Buyer

Notwithstanding anything to the contrary in the document the Seller will not be liable for any Claim or Action:

(a)	unless the Buyer has:

(i)	given the Seller any Certificate required under, and within the time limits provided for in, clause 10.9;

(ii)	given the Seller access to all relevant business records together with all other records, correspondence and information and together with access to relevant officers and employees of the relevant Sale Group Company and the Buyer, as the Seller may reasonably request (but only to the extent that that information relates to the Claim or Action); and

(iii)	allowed the Seller, at the Seller’s expense, a 4 week period to investigate (including providing access to relevant officers and employees of the relevant Sale Group Company and the Buyer) the facts or circumstances which give or may give rise to a liability on the Seller’s part for a Claim or Action by the Buyer;

(b)	Time limits: unless the Buyer has given written notice to the Seller setting out specific details of the Claim or Action within:

(i)	6 years after the Closing Date if the Claim or Action concerns a breach of the warranties set out in any of paragraphs 1.1 - 1.4 inclusive or 17 of schedule 2;

(ii)	2 years after the Closing Date, if the Claim or Action concerns a breach of a Seller Warranty in respect of a customer claim against the Sale Company for breach of contract or negligence; and

(iii)	in any other case 12 months after the Closing Date, and within 6 months of the Seller receiving that notice, the Claim or Action has been:

(iv)	admitted or satisfied by the Seller; or

(v)	settled between the Seller and the Buyer; or

(vi)	referred to a Court of competent jurisdiction by the Buyer instituting and serving legal proceedings against the Seller in relation to the Claim or Action;

(c)	Lower dollar limits: unless:

(i)	the amount finally awarded or agreed as being payable in respect of the Claim or Action in question (or a series of Claims or Actions of the same kind) is not less than $25,000; and

(ii)	the aggregate amount finally awarded or agreed as being payable in respect of all Claims or Actions is not less than $125,000 (in which event the Seller subject to the other provisions of this clause 10.5, shall be liable for only so much of that amount as exceeds $125,000).

(d)	Disclosure Material: to the extent that the Claim or Action arises out of a fact, matter or circumstance fairly and accurately disclosed in the Disclosure Material, irrespective of whether the fact, matter or circumstance is specifically identified as being relevant to a particular Seller Warranty, indemnity or other provision of this document;

(e)	Awareness before Closing: to the extent that the Claim or Action arises out of a fact, matter or circumstance of which the Buyer or a Related Body Corporate of the Buyer (other than the Sale Group Companies) was aware (or upon reasonable enquiry, would have been aware) prior to Closing and does not give written notice to the Seller of the matter before Closing;

(f)	Closing Accounts: to the extent that the amount finally agreed or determined as being payable in respect of a Claim or Action exceeds any understatement of the value of the net assets and any unutilised provisions for liabilities taken into account in the Closing Accounts;

(g)	Insurance or other compensation: to the extent that the Claim or Action or matter the subject of the Claim or Action is, or would have been, if notified in a timely manner, covered by:

(i)	an insurance policy of which the Buyer, the Sale Group Companies, or a Related Body Corporate of any of them is a beneficiary; or

(ii)	a right exercisable against a person (other than the Seller or an insurer), such as against a manufacturer under a product or services warranty,

except if the failure to notify occurred before Closing and excluding any excess or deductible applicable to an insurance policy;

(h)

Tax-effected: to the extent that the loss or damage or expense suffered or incurred by the Buyer or the Sale Company in relation to the matter to which the Claim or Action relates is a loss or expense which qualifies as being deductible under the Income Tax Assessment Act 1997 or under the Income Tax Assessment Act 1936 to the Buyer or the Sale Company as the case may be in which case the amount payable in respect of the Claim or Action shall be equal to the amount otherwise payable multiplied by

(1 - T) where T is the company tax rate under the Income Tax Rates Act 1986, expressed as a fraction, at the time the payment falls due;

(i)	Future events: to the extent that the Claim or Action or matter the subject of the Claim or Action arises out of or is attributable to:

(i)	a voluntary act, omission, transaction or arrangement of, or on behalf of the Buyer or a Related Body Corporate of the Buyer, including a failure to mitigate losses; or

(ii)	a voluntary act, omission, transaction or arrangement of, or on behalf of the Sale Group Companies after Closing, including a failure to mitigate losses;

(j)	Matters outside the Warranties or indemnities: to the extent that the Claim or Action arises from or relates to any statement, representation, warranty, promise, undertaking or agreement in connection with the sale of the Sale Shares:

(i)	made by or on behalf of the Seller or a Related Body Corporate of the Seller; or

(ii)	resulting from, or implied by, conduct made in the course of communications or negotiations in relation to the sale of the Sale Shares,

except for the Seller Warranties or any indemnities given by the Seller under this document;

(k)	Third Party Claim: to the extent the Claim or Action arises out of a Third Party Claim in respect of which the Buyer or its Related Bodies Corporate have not complied with clauses 10.8, 10.9 or 10.10, but only to the extent that such noncompliance in any way prejudices, compromises, damages or affects the ability of the Seller to defend or resist the Claim;

(l)	Legislation: to the extent that the Claim or Action is as a result of or in respect of, or where the Claim or Action arises from any act, matter, omission, transaction or circumstance which would not have occurred but for any legislation not in force at the date of this document or any change of any law or administrative practice of any governmental agency, including any such legislation or change which takes effect retrospectively or any increase in the rates of Tax liable to be paid or any imposition of Tax not in effect at the date of this document; and

(m)	No indirect or consequential loss: to the extent that the Claim or Action relates to any exemplary, special, indirect, incidental or consequential loss (including any actual or prospective loss of revenue or profit).

10.6	Maximum liability for claims

The maximum aggregate amount recoverable by the Buyer from the Seller in respect of all Claims or Actions will be seven million five hundred thousand dollars ($7,500,000) PROVIDED ALWAYS THAT the maximum aggregate amount recoverable by the Buyer from the Seller in respect of all Claims or

Actions other than in respect of a breach of the warranties set out in paragraph 17 of schedule 2 will be five million dollars ($5,000,000).

10.7	No warranties as to forecasts or pro formas

Notwithstanding any other provision in this document, the Seller makes no representation or warranty in relation to the accuracy of any qualitative or quantitative statement as to future facts, matters or circumstances (including estimates of future performance or conditions or statements as to the likely future actions of any person) or as to the accuracy of any pro forma financial material (or normalisation adjustments set out in any financial materials) contained in the Due Diligence Materials.

10.8	Mitigation and Reduction of Claims

(a)	If an Indemnified Party becomes aware after Closing of any circumstances which constitute or would be reasonably likely to constitute a breach of a Warranty, the Indemnified Party must (subject to this document) take steps to mitigate any loss which may give rise to a Claim or Action as required under the law of New South Wales.

(b)	An Indemnified Party must use its best endeavours to pursue any claim it may have against a third party in respect of the subject matter of a potential Claim or Action before pursuing a Claim or Action under this document against an Indemnifying Party and, to the extent that the Indemnified Party subsequently recovers from the third party after having first claimed damages from an Indemnifying Party under this document, the Indemnified Party will promptly repay to the Indemnifying Party under this document any amount recovered twice.

10.9	Indemnification Procedure

(a)	Promptly after, but no later than 20 Business Days after, an Indemnified Party learns of any fact, matter or circumstance that, in the reasonable opinion of the Indemnified Party, may give rise to a Claim or Action, the Indemnified Party must deliver to the Indemnifying Party a certificate (“Certificate”), which Certificate must:

(i)	state that the Indemnified Party has a Claim and the actual or estimated amount of such Claim or Action; and

(ii)	specify in reasonable detail (to the extent then known) each individual item of liability included in the amount so stated, the date such item was incurred or properly accrued, the basis for any anticipated liability in respect of the Claim or Action and the nature of the Claim or Action to which each such item is related, provided that an Indemnified Party will not be required to deliver a Certificate for a Claim or Action that arises from a Third Party Claim or a Tax Claim, in respect of which the procedures in clauses 10.10 or 10.14 (as the case may be) will apply.

(b)

In the event that an Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any Claim or Action described in any Certificate, the Indemnifying Party will, within 30 days after receipt by the

Indemnifying Party of such Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party will, within 60 days after receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each Claim or Action to which the Indemnifying Party has so objected.

(c)	If the Indemnified Party and the Indemnifying Party succeed in reaching agreement on their respective rights with respect to any such Claim or Action, the Indemnified Party and the Indemnifying Party will promptly prepare and sign a document setting out their agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or amount, then either party may submit the dispute to a court of competent jurisdiction.

(d)	reasonable expenses incurred by the Buyer in compliance with 10.10(d) will be to the account of the Seller, provided that the Buyer uses reasonable endeavours to notify the Seller prior to incurring expenses of a material amount;

(e)	the Buyer will not, and will ensure that its Related Bodies Corporate do not, admit, compromise, settle, pay or perform remedial action in relation to the Third Party Claim or by any other act or omission in any way prejudice the defence or other resistance to the Third Party Claim without the prior written consent of the Seller (which will not be unreasonably withheld), except as reasonably required to prevent a judgment against the Buyer, its Related Bodies Corporate or the Sale Group Companies;

(f)	the Buyer will, and will ensure that its Related Bodies Corporate will, permit the Seller, at the Seller’s cost, to take such reasonable action in the name of the Buyer or the relevant Sale Group Companies, as the Seller reasonably considers necessary to avoid, dispute, defend, compromise, appeal or otherwise resist the Third Party Claim;

(g)	the Seller must indemnify and keep indemnified the Buyer and the relevant Sale Group Companies against any liability incurred, suffered or paid by it as a result of any action taken as required by the Seller under clause 10.10(g); and

(h)	the procedure set out in this clause 10.10 will be subject to any right that an insurer may have to conduct proceedings in respect of such Third Party Claim.

(i)	An Indemnifying Party will not be liable for any Claim or Action arising from a Third Party Claim in respect of which an Indemnified Party does not comply with clause 10.8.

10.11	Reimbursement

If an Indemnified Party is paid an amount by an Indemnifying Party in respect of a Claim or Action, and the Indemnified Party subsequently receives a payment from a third party (such as an insurer, manufacturer or supplier) in respect of the facts, matters or circumstances which gave rise to the Claim or Action (a “third party payment”), the Indemnified Party must reimburse the Indemnifying Party an amount equal to the third party payment and if an Indemnified Party has an entitlement to receive a third party payment it must cause all steps to be taken to enforce recovery of that payment. The Buyer must at all times after Closing until any potential claims under this document are extinguished, maintain appropriate insurance cover in respect of the Business.

10.12	Payment of Claims to vary Purchase Price

Any payment made by an Indemnifying Party in respect of a Claim or Action or any payment under clause 10.11 will be deemed to be an adjustment to the Purchase Price.

10.13	Survival of Warranties and Indemnities

The Warranties and indemnities under this document survive Closing, but Claims and Actions are subject to the limitations set out in clause 10.5.

10.14	No Claims against ex-directors

To the extent permitted by law, the Buyer will not, and will procure that each current and future Related Body Corporate of the Buyer does not, bring or make any claim, demand, suit, proceeding, action or cause of action against any director of a Sale Group Company in respect of any matter arising out of the sale of the Sale Shares to the Buyer or relating to any financial or other information approved or provided by the director before Closing other than any matter arising from the willful misconduct or dishonesty of that director.

10.15	Cytel Claim

Notwithstanding anything else in this document, clauses 10.5, 10.6, 10.9, 10.10 or 10.11 shall not apply in relation to the Cytel Claim (as defined in clause 7.5.)

11.	Taxes and Tax Claims

11.1	Restrictions on claims under the Tax Warranties

The obligations of the Seller under the Tax Warranties do not apply in respect of a Tax Claim:

(a)	to the extent that the Tax Claim arises from the failure by the Buyer to supply to the Seller on a timely basis information available to the Buyer or a Sale Group Company which is reasonably requested by the Seller in relation to a Tax Claim;

(b)	to the extent that the Tax Claim arises solely from the failure by a Sale Group Company after Closing, in a timely and appropriate manner, to:

(i)	lodge any return, notice, objection or other document that gives rise to or relates to the Tax Claim provided that this paragraph shall not limit the Seller’s liability in respect of a breach of the Tax Warranties;

(ii)	claim all or any portion of any relief, allowance, deduction, credit, rebate or right to repayment;

(iii)	disclose or correctly describe in any return, notice, objection or other document relating to the Tax Claim lodged, given or made after Closing, any fact, matter or thing to the extent that it was or might reasonably be expected to have been within the knowledge of the Buyer or a Sale Group Company; or

(iv)	take any action which a Sale Group Company is required to take under this clause or any laws relating to Tax, or which would have been necessary or appropriate to take in order to prevent the occurrence or existence of grounds for a Tax Claim;

(c)	to the extent that the Tax Claim arises as a result of the Buyer or a Sale Group Company amending after Closing any Tax returns for a period ending on or prior to the Last Accounts Balance Date or changing the basis on which the income and deductions in relation to such Tax returns was computed (whether such change relates to a period ending before or after the Last Accounts Balance Date) other than in respect of an amendment approved by the Seller.

11.2	Timing of payments

Payments under the Tax Warranties must be made to the Buyer (or at the Buyer’s request, to the relevant Sale Group Company) by whichever is the later of:

(a)	5 Business Days before the latest date on which that payment of Tax may lawfully be made without incurring any penalty, additional tax, interest or general interest charge for late payment (allowing for any deferrals granted by the Tax Authority); and

(b)	15 Business Days after the Seller receives notice in writing from the Buyer providing full and accurate particulars of the Tax Claim (with copies certified by the Buyer of all supporting documentation) sufficient for the Seller to verify the accuracy of the Tax Claim.

11.3	Notice of Potential Tax Claims

(a)	If the Buyer or a Sale Group Company:

(i)	receives a letter, request, demand, notice, or communication (“communication”); or

(ii)	intends to lodge a self-assessed return that will have effect as a deemed assessment (“return”),

that may reasonably relate to or give rise to a Tax Claim the subject of a breach of any of the Tax Warranties, the Buyer must:

(iii)	within 45 Business Days after the receipt of a communication within paragraph (a)(i), inform the Seller and provide a copy of any document received relating to the communication;

(iv)	not later than 45 Business Days before a lodgement of return within paragraph (a)(ii), inform the Seller and provide a copy of the relevant return or parts of the return, and shall consult in good faith with the Seller concerning the reasons for that return;

(v)	in relation to a communication within paragraph (a)(i), consistently with any applicable statutory obligations, not engage in any discussions or negotiations or confer with any representatives of the Tax Authority concerning the communication received without first complying with the requirements of paragraphs (b) and (c) of this subclause.

(b)	the Buyer must ensure that the Seller and its professional advisers have, at the Seller’s expense, reasonable access to the personnel of the Buyer and the relevant Sale Group Company and to any relevant premises, assets and records within the custody, power, possession or control of the Buyer or the relevant Sale Group Company to enable the Seller and its professional advisers to examine and consider the communication or return, and records relating thereto, and to take copies of them, at the reasonable expense of the Seller, provided the Seller and its professional advisers give to the Buyer or the relevant Sale Group Company such undertakings as to confidentiality as the Buyer may reasonably require.

(c)	the Buyer must take, and must ensure that the relevant Sale Group Company takes, any proper and reasonable action that the Seller requests to respond to the communication, or to make changes to the return, in order to give effect to the taxation treatment considered by the Seller to have the greatest likelihood of not giving rise to a Tax Claim that may be the subject of a breach of any of the Tax Warranties, provided the Seller indemnifies the Buyer and the relevant Sale Group Company against any reasonable costs or expenses which may be incurred as a result of compliance with the Seller’s request.

11.4	Notice of Actual Tax Claim

(a)	In the event that a Tax Claim issues or arises after the Closing Date in relation to a Sale Group Company which involves or could involve the Seller being liable to the Buyer under this document:

(i)	whether or not notice has been given under clause 11.3, the following provisions of this clause 11.4 will apply; and

(ii)	the Buyer will (or the Buyer will procure that the relevant Sale Group Company will) notify the Seller of the Tax Claim and furnish the Seller with a copy of all relevant documents and records promptly upon becoming aware of the Tax Claim, and in any event no later than 5 Business Days after receipt of the Tax Claim.

(b)

The Buyer must ensure that the Seller and its professional advisers have, at the Seller’s expense, reasonable access to the personnel of the Buyer and the relevant Sale Group Companies and to any relevant premises, assets and records within the custody, power, possession or control of the relevant Sale Group Companies to enable the Seller and its professional advisers to examine the Tax Claim and records relating to them and to take copies of them, provided the Seller and its professional advisers give to the Buyer or the relevant Sale Group Company such undertakings as to confidentiality as the Buyer may reasonably require.

(c)	Any reasonable expenses incurred by the Buyer in compliance with clause 11.4(b) will be to the account of the Seller, provided that the Buyer will use reasonable endeavours to notify the Seller prior to incurring expenses in a material amount.

(d)	The Buyer will not (and will procure that the relevant Sale Group Company does not) compromise, settle, pay or perform remedial action in relation to the Tax Claim or, by any other act or omission, in any way prejudice the defence or other resistance to the Tax Claim without the prior written consent of the Seller (which will not be unreasonably withheld), except as reasonably required to prevent a judgment against the Buyer, its Related Bodies Corporate or the relevant Sale Group Company.

(e)	If required to do so by the Seller, in a timely manner the Buyer will procure that the relevant Sale Group Company will, at the Seller’s cost (including but not limited to reasonable legal costs and other out of pocket expenses incurred by the Buyer or the relevant Sale Group Company:

(i)	cause to be filed a notice of objection to such Tax Claim; and

(ii)	take such other appropriate action, and prosecute any further appeals or actions and seek such administrative law remedies in respect of the avoidance, resistance, compromise or deferral of the Tax Claim, as the Seller may reasonably require, and notwithstanding that the Buyer or the Sale Group Companies may be a party to such action the Seller will:

(iii)	have full control over the form and substance of the action to be taken and any appeals or further actions in respect of the action; and

(iv)	be permitted to take such reasonable action, in the name of the Buyer or the relevant Sale Group Companies to avoid, dispute, defend, compromise, appeal or otherwise resist a Tax Claim.

(f)	the Seller must indemnify, and keep indemnified, the Buyer and the relevant Sale Group Company against any liability or cost or expense incurred, suffered or paid by it as a result of any action taken as required by the Seller under this clause 11.4(f) and in addition the Seller must pay to the Buyer any Tax which is required to be paid to a Tax Authority to enable such action to be taken.

(g)	If requested by the Seller, the Buyer must allow the Seller reasonable access to, and to photocopy, records of the Sale Group Companies which relate to the Tax Claim.

(h)

Consistently with any applicable statutory obligations, the Buyer must not, and must ensure that the relevant Sale Group Company does not, engage in any discussions, negotiations or confer with any representatives of the

Tax Authority concerning the Tax Claim without first complying with the requirements of paragraphs (a), (b), (d) and (e) of this subclause.

(i)	If:

(i)	the Seller does not make a request under paragraph (e) in a timely manner; or

(ii)	the Seller does not indemnify the Buyer or the relevant Sale Group Company in accordance with paragraph (f),

the Buyer or the relevant Sale Group Company will be free to pay, compromise or settle the Tax Claim on such terms as it or they may in their absolute discretion think fit and without prejudice to their rights and remedies under this document.

(j)	If the Seller makes a request under paragraph (e) regarding the lodgement of a notice of objection, but the Seller and the Buyer are unable to reach agreement concerning the response to the Tax Claim within sixty (60) days after the Buyer has notified the Seller of the Tax Claim (or any shorter time required by law for the objection, appeal or administrative law remedy), the Seller may refer the dispute for the opinion of an expert (as referred to in clause 11.8(b)), which shall apply to this provision with such modifications as are appropriate. The notice of objection shall then be prepared in the manner considered by the expert to have the most reasonable prospects of success.

11.5	Adverse Tax decision

(a)	If:

(i)	an objection duly lodged under clause 11.4 is disallowed by the Tax Authority; or

(ii)	an appeal made, or administrative remedy taken, in accordance with clause 11.4 is decided against the interests of the Seller; or

(iii)	the Tax Authority appeals against a decision given in the interests of the Seller,

then:

(iv)	the Buyer shall promptly give written notification of the facts and circumstances to the Seller; and

(v)	the Seller may require the Buyer or the relevant Sale Group Company to make such further appeal, or defence of appeal, or seek such administrative remedy, as it determines, in which case the Seller shall be entitled, if it wishes, to have the control of any such appeal, remedy or defence and in any event the Buyer shall keep the Seller fully informed of all matters relating thereto and provide copies to the Seller of all documents relating thereto; and

(vi)	no further appeal, defence or remedy shall be settled or compromised except in accordance with the Seller’s written consent.

(b)	The Seller may only make a request under clause 11.5(a)(v) if:

(i)	the Seller has obtained an opinion from a Queen’s Counsel or Senior Counsel that the proposed appeal, remedy or defence has a reasonable prospect of success; and

(ii)	the Seller has complied with clause 11.4(f) in relation to the indemnity under those paragraphs.

(c)	The opinion of Queen’s Counsel or Senior Counsel in clause 11.5(b)(i) shall be obtained by the Seller at its expense.

11.6	Refunds

(a)	If, following the making of a payment as a result of a breach of any of the Tax Warranties, all or part of the Tax Claim Amount is refunded either in cash or by credit to a Sale Group Company (including, but not limited to, any amount or credit received following a successful objection or appeal), the Buyer must within 5 Business Days pay to the Seller the lesser of the refund and the amount of the payments paid under the Tax Warranties.

(b)	If at any time after the Closing Date the Buyer or a Sale Group Company receives a refund or credit in respect of any Tax levied in respect of a tax year or part prior to Closing:

(i)	the Buyer will, or will procure that the relevant Sale Group Company will, as the case may be, within 5 Business Days pay to the Seller an amount equal to the amount of such refund or credit to the extent that it has not been included in the Closing Accounts or in prior years’ accounts of a Sale Group Company; and

(ii)	any such payment by the Buyer under this provision will be by way of, and shall have effect as, an increase in the Purchase Price.

(c)	Notwithstanding subparagraphs (a) and (b) of this clause 11.6, if the Buyer of any Sale Group Company receives a refund of a Tax Claim Amount or Tax as contemplated in subparagraphs (a) and (b) of this clause 11.6 (“Tax Refund”) in circumstances where there is outstanding another claim for a breach of any of the Tax Warranties, the Buyer or Sale Group Company may retain as a holdback against that claim the lesser of the amount claimed and the amount of the Tax Refund.

11.7	Interest received from a Tax Authority

Provided the Seller has complied with clause 11.4(f), to the extent not covered by clause 11.6, if a Sale Group Company receives an amount of interest from a Tax Authority in connection with the refund of a Tax Claim Amount, then the Buyer will pay to the Seller the amount of interest received by that Sale Group Company less any Tax payable by the company on that interest received but only to the extent any payment under this clause 11.7 does not qualify as being tax deductible under the Income Tax Assessment Act 1997 or under the Income Tax Assessment Act 1936.

11.8	Expert determination

(a)	If the Seller and the Buyer cannot agree on any amount to be paid under the Tax Warranties within 60 Business Days of a dispute arising, or within such further time as may be agreed n between them, then either the Seller or the Buyer may refer the agreement to an expert with the request that the expert make a decision on the disagreement as soon as practicable after receiving any submissions from the Seller and the Buyer.

(b)	The expert is to be a person with over 15 years experience in tax agreed by the Seller and the Buyer, or if they do not agree on the person to be appointed within 10 Business Days of one party requesting appointment, a person with the same expertise appointed by the President of the Australian Institute of Chartered Accountants at the request of the Seller and the Buyer.

(c)	The decision of the expert is to be conclusive and binding on the parties in the absence of manifest error.

(d)	Unless the expert makes a determination regarding costs, the Seller and the Buyer agree to each pay one half of the expert’s costs and expenses in connection with the reference.

(e)	The expert is appointed as an expert and not as an artbitrator.

(f)	The procedures for determination are to be decided by the expert in its absolute discretion.

11.9	Tax Returns

If the Seller and the Buyer cannot agree on any amount to be paid under the Tax Warranties within 60 Business Days of a dispute arising, or within such further time as may be agreed between them, then either the Seller or the Buyer may refer the agreement to an expert with the request that the expert make a decision on the disagreement as soon as practicable after receiving any submissions from the Seller and the Buyer.

12.	Not Used

13.	Shared Contracts

(a)

Subject to the terms of each Shared Contract, the Seller and the Buyer agree that they will use their respective best endeavours (at their own expense but excluding the payment of money or providing any other form of valuable consideration to or for the benefit of, or commencement of litigation against, any person) to procure the transitional use for a period of

90 days after Closing, that part of the benefits and obligations under the Shared Contract that relate to the Business with effect on and from Closing.

(b)	The Buyer agrees with the Seller that it will indemnify the Seller Group Member which is party to the Shared Contract against any loss or liability suffered or incurred as a result of the non-payment, non-observance or non-performance of any obligations of the Buyer under paragraph (a) above in relation to the Shared Contract in connection with the period after Closing, provided that the Seller has complied with paragraph (a) above.

(c)	The Seller agrees with the Buyer that it will indemnify the Buyer against any loss or liability suffered or incurred as a result of the non-payment, non-observance or non-performance of any obligations of a Seller Group Member.in relation to the Shared Contracts in connection with the period before Closing, provided that the Buyer has complied with paragraph (a) above.

14.	Use of iGate Name

14.1	Rights to use terminated

The Buyer acknowledges that all rights of the Sale Group Companies to use the iGate Name are terminated with effect from the Closing Date.

14.2	Change of name

(a)	On the Closing Date, the Seller shall cause a members resolution of the Sale Company to be passed to change the name of the Sale Company to a name nominated by the Buyer within 5 Business Days prior to the Closing Date and not including the word “iGate” or any word deceptively similar to that word.

(b)	The Seller will immediately after Closing file the ASIC forms concerned and will notify the Buyer as soon as the change of name referred to in clause 14.2(a) takes effect in accordance with the Corporations Act 2001.

14.3	Buyer’s undertaking

The Buyer undertakes to the Seller that:

(a)	it will arrange that the domain name www.igateaustralia.com be deregistered within seven days after the Closing Date; and

(b)	none of the Sale Group Companies nor the Buyer or any of its Related Bodies Corporate will register or use, or procure or assist any other person to register or use, any iGate Name, or any name or mark, which so nearly resembles any of them that it is likely to deceive or cause confusion, as, or any part of, any:

(i)	business, corporate or domain name; or

(ii)	registered or unregistered trade mark, after Closing.

14.4	Buyer’s acknowledgments

The Buyer acknowledges and agrees that:

(a)	the goodwill and reputation arising from the use of the iGate Name by the Sale Company has enured to the benefit of and belongs to a Seller Group Member;

(b)	the Company has no right to use the iGate Name after Closing, or to object to the use of any iGate Name by the Seller Group Member; and

(c)	monetary damages alone would not be adequate compensation to the Seller Group Member for the breach of this clause and that the Seller is entitled to seek an injunction from a court of competent jurisdiction if:

(i)	the Buyer or any of the Sale Group Companies fails to comply or threatens to fail to comply with this clause; or

(ii)	any of the Seller Group Members has reason to believe the Buyer, any of the Sale Group Companies will not comply with this clause.

14.5	Referrals

For a period of 6 months from the Closing Date, the Seller will immediately refer to the Sale Company, any enquiry (however received by a Seller Group Member including via the website described in, or similar to, the domain name described in clause 14.3(a)) from a customer of the Business, prospective customer or any other person having or intending to have dealings with the Business.

15.	Confidentiality and announcements

15.1	Disclosures and announcements

A party may not disclose the provisions of this document or the terms of sale of the Sale Shares to any person except:

(a)	as a media announcement in the form agreed between the Buyer and the Seller;

(b)	with the prior written consent of the other party;

(c)	as, and to the minimum extent, required by an applicable law or the requirements of a stock exchange, after first consulting with the other party, if practicable, about the form and content of the disclosure;

(d)	to a Related Body Corporate to enable the Related Body Corporate to make a disclosure required by law or to the ASX or a recognised stock exchange;

(e)	to any professional adviser, financial adviser, banker, financier or auditor where that person is obliged to keep the information confidential;

(f)	to any of its employees to whom it is necessary to disclose the information;

(g)	to obtain the consent of any third party to any term of, or to any act pursuant to, this document;

(h)	to enforce its rights or to defend any claim or action under this document;

(i)	to a Related Body Corporate, on receipt of its undertaking to keep the information confidential; or

(j)	where the information has come into the public domain through no fault of that party.

15.2	Return of Information

If this document is rescinded or terminated, the Buyer will stop using and return to the Seller all information and documents disclosed or provided to the Buyer or to any Related Body Corporate of it or to the directors, secretary or professional advisers of the Buyer or of any such Related Body Corporate in connection with the sale of the Sale Shares.

16.	GST

(a)	(Reimbursement of costs, expenses and other amounts): If a party is required under this document to reimburse or pay to another party an amount calculated by reference to a cost, expense, or an amount paid or incurred by that party, the amount of the reimbursement or payment will be reduced by the amount of any input tax credits to which that party, or the representative member of its GST Group, is entitled in respect of any acquisition relating to that cost, expense or other amount.

(b)	(GST payable): If GST becomes payable by a party (the “Supplier”) in relation to any supply that it makes to another party (the “Recipient”) under or in connection with this document, the parties agree that:

(i)	any consideration provided for that supply under this document other than under this clause (as reduced in accordance with paragraph (a) if applicable) or any value deemed for GST purposes in relation to that supply (“Agreed Amount”) is exclusive of GST;

(ii)	an additional amount will be payable by the Recipient equal to the amount of GST payable by the Supplier in relation to that supply and the additional amount is, subject to having received a tax invoice from the Supplier, payable at the same time as any part of the Agreed Amount is to be provided for that supply; and

(iii)	the Supplier will provide a tax invoice in accordance with the GST Law.

(c)	(Variation in GST payable): If the GST payable in relation to a supply made by the Supplier under this document varies from the additional amount paid by the Recipient under this clause in respect of that supply, then the Supplier will provide a corresponding refund or credit to or will be entitled to receive the amount of that variation from the Recipient (as appropriate).

(d)	(Definitions): Any terms used in this clause (and in other provisions of this document where the GST meanings are expressly intended) have the meanings ascribed to those terms by the A New Tax System (Goods and Services Tax) Act 1999 (as amended from time to time) or any replacement or other relevant legislation and regulations. Any reference to GST payable by the Supplier includes any GST payable by the representative member of any GST group of which the Supplier is a member.

17.	General

17.1	Governing Law

This document is governed by and will be construed according to the laws of New South Wales.

17.2	Jurisdiction

(a)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating in any way to this document.

(b)	Each party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within clause 17.2(a).

17.3	Further Acts

Each party must promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by any other party to give effect to this document.

17.4	Notices

Any notice or other communication under or in connection with this document:

(a)	must be in writing and in English;

(b)	must be addressed as shown below:

(i)	if to the Seller:

Name:	Chief Financial Officer, iGate Corporation
Address:	1000 Commerce Drive, Suite 500, Pittsburgh, PA 15275,
United States of America
Fax no:	(1) 412-291-1082
E-mail address:	mzugay@igate.com
For the attention of:	Michael J Zugay

(ii)	if to the Buyer:

Name:	Peoplebank Australia Pty Ltd
Address:	Level 2, 107 Pitt Street, Sydney NSW 2000, Australia
Fax no:	(612) 9220 8080
E-mail address:	leonl@peoplebank.com.au
For the attention of:	Leon Lau

(or as otherwise notified by that party to the other party from time to time);

(c)	must be signed by the party giving the notice or making the communication or (on its behalf by the solicitor for, or by any attorney, director, secretary, or authorised agent of, that party;

(d)	must be delivered or posted by post to the address, or sent by fax or electronic mail to the number or e-mail address, of the addressee, in accordance with clause 17.4(b); and

(e)	will be deemed to be received by the addressee:

(i)	(in the case of post) on the third business day after the date of posting to an address within Australia, and on the fifth business day after the date of posting to an address outside Australia;

(ii)	(in the case of fax or electronic mail) at the local time (in the place of receipt of that fax or e-mail) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety or the e-mail is received as shown on the recipient’s computer and which confirms that the e-mail has been successfully received, unless that local time is a non-business day, or is after 5.00 pm on a business day, when that communication will be deemed to be received at 9.00 am on the next business day; and

(iii)

(in the case of delivery by hand) on delivery at the address of the addressee as provided in clause 17.4(b), unless that delivery is made on a non-business day, or after 5.00 pm on a business day, when that communication will be deemed to be received at 9.00 am on the next business day, and where “business day” means a day (not being a Saturday or Sunday) on which banks are generally open for business in the place of receipt of that communication.

17.5	Expenses

Each party must pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this document.

17.6	Duties

The Buyer must:

(a)	pay any Duty arising from the execution, delivery and performance of this document and each agreement or document entered into or signed under this document or contemplated by, or executed to give effect to, this document and each transaction effected by or made under or pursuant to this document; and

(b)	indemnify the Seller against any liability, arising from failure to comply with clause 17.6(a).

17.7	Amendment

This document may only be varied by a document signed by or on behalf of each of the parties.

17.8	Assignments

Each party’s rights and obligations under this document are personal to it. No party may assign, novate or otherwise transfer any of its rights or obligations under this document without the prior written consent of each other party.

17.9	Waiver

(a)	Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this document by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this document.

(b)	Any waiver or consent given by any party under this document will only be effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver of a breach of any term of this document will operate as a waiver of another breach of that term or of a breach of any other term of this document.

17.10	Consents

Any consent referred to in, or required under, this document from any party may not be unreasonably withheld, unless this document expressly provides for that consent to be given in that party’s absolute discretion.

17.11	Counterparts

(a)	This document may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this document, all of which together constitute one agreement.

(b)	A party who has executed a counterpart of this document may exchange that counterpart with another party by faxing the counterpart executed by it to that other party and, on request by that other party, will thereafter promptly deliver by hand or post to that other party the executed counterpart exchanged by fax. However, delay or failure by that party to deliver a counterpart of this document executed by it will not affect the validity of this document.

17.12	Indemnities

(a)	Each indemnity in this document is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, Closing or expiration of this document.

(b)	It is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this document.

17.13	Entire document

To the extent permitted by law, in relation to the subject matter of this document, this document:

(a)	embodies the entire understanding of the parties, and constitutes the entire terms agreed on between the parties; and

(b)	supersedes any prior written or other agreement between the parties.

17.14	No representation or reliance

(a)	The Buyer acknowledges that no other party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this document, except for representations or inducements expressly set out in this document.

(b)	The Buyer acknowledges that it does not enter into this document in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this document.

(c)	the Buyer:

(i)	acknowledges and warrants that it does not rely on the Pre-Contractual Material; and

(ii)	will not have any claim against the Seller or the officers, employees, advisers or agents of the Seller or any of its Related Bodies Corporate in respect of or arising from any statement, disclosure, representation, warranty, condition, promise or undertaking, whether express or implied, made in the Pre-Contractual Material.

17.15	Survival of certain provisions; no merger

(a)	Clauses 1, 15 and 17 will survive rescission or termination of this document.

(b)	If this document is rescinded or terminated, no party will be liable to any other party except under clauses 1, 15 and 17 or in respect of any breach of this document occurring before rescission or termination.

(c)	No right or obligation of any party will merge on Closing of any transaction under this document. All rights and obligations under this document survive the execution and delivery of any transfer or other document which implements any transaction under this document.

17.16	No third party rights

No person (including, but not limited to, employees of the Sale Group Companies) other than the Buyer and the other indemnified parties under this document and the Seller has or is intended to have a right or remedy under this document or obtains a benefit under it.

17.17	Legal advice

Each party acknowledges that it has received legal advice about this document or has had the opportunity of receiving legal advice about this document.

17.18	Enforcement

(a)	Where any indemnities are given by one party under this document to another party and the other party’s Related Bodies Corporate, the other party shall hold the clauses in question and the benefit of the indemnities under them for the benefit of itself and each Related Body Corporate and it may enforce them on behalf of such Related Bodies Corporate.

(b)	The Buyer shall hold the benefit of the indemnity in clause 7.5 for the benefit of itself and the Sale Company and it may enforce it on behalf of the Sale Company.

This page has been left blank intentionally.

Executed as a deed.

Executed and delivered by iGate Inc:

/s/ Michael J. Zugay
Signature of Corporate Secretary

Michael J. Zugay
Name of Corporate Secretary

Executed and delivered by Peoplebank Australia Pty Ltd ACN 003 995 748 by

/s/ Leon Lau	/s/ David Armstrong
Signature of Director	Signature of Secretary/other Director

Leon Lau	David Armstrong
Name of Director in full	Name of Secretary/other Director in full